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                                                                      EXHIBIT 5


                               December 26, 1996



                                                                     17528.49938


Scientific-Atlanta, Inc.
One Technology Parkway, South
Norcross, Georgia 30092

      Re:     Scientific-Atlanta, Inc.
              1996 Employee Stock Option Plan
              Registration Statement on Form S-8

Ladies and Gentlemen:

              As counsel for Scientific-Atlanta, Inc., a Georgia corporation (the "Company"), you have requested our opinion in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the "Registration Statement") registering 1,500,000 shares of the Company's common stock, $0.50 par value per share, for issuance upon the exercise of options to be granted pursuant to the Company's 1996 Employee Stock Option Plan.

              We have examined such records and documents and made such examination of law as we have deemed relevant in connection with this opinion. Based on the foregoing, we are of the opinion that the 1,500,000 shares covered by said Registration Statement, when issued in accordance with the terms of the 1996 Employee Stock Option Plan, will be legally issued, fully-paid and nonassessable.

              We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement on Form S-8 of Scientific-Atlanta, Inc.


                                        Respectfully submitted,


                                        Paul, Hastings, Janofsky & Walker LLP